Exhibit 99.1

Contact:	Brian Gill	Patrick E. Flanigan III
	VP, Corporate Communications	VP, Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9530	(908) 673-9969

CELGENE CORPORATION MOURNS PASSING OF BOARD OF DIRECTORS MEMBER, RODMAN L. DRAKE

SUMMIT, NJ – (June 26, 2014) – It is with great sadness that Celgene Corporation (NASDAQ: CELG) announces that Rodman L. Drake, a member of its Board of Directors since 2006 has passed away.

“We are deeply saddened by the passing of Rod Drake,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation. “Rod was a valued member of our Board and brought a wealth of experience in corporate governance, finance and strategy to Celgene. He contributed to the growth of Celgene and his leadership and friendship will be greatly missed. On behalf of all of our employees and the Board of Directors, I extend our deepest sympathies to his wife, Jackie, and his two sons, Philip and Stephan.”

Mr. Drake served as Chairman of the Management Compensation and Development Committee since June 2007 and was a member of the Nominating, Governance and Compliance Committee since April 2006. Mr. Drake had a long and distinguished career which included serving as CEO and Managing Director of Cresap McCormick and Paget, a leading international management consulting firm; Co-Chairman of KMR Power Company and President of the Mandrake Group, a consulting firm specializing in strategy and organizational design. Most recently, Mr. Drake served as the Managing Director of Baringo Capital, LLC, a private equity group he co-founded. Mr. Drake received an MBA from Harvard Business School and a bachelor’s degree from Yale.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow us on Twitter @Celgene as well.